Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Mission Providence Pty Limited:

We consent to the incorporation by reference in the registration statement Nos. 333-183339, 333-166978, 333-151079, 333-135126, and 133-145843 on Form S-8 of The Providence Service Corporation of our report dated June 29, 2016, with respect to the statement of financial position of Mission Providence Pty Limited as of December 31, 2015, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the fourteen-month period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-KA of The Providence Service Corporation.

/s/ KPMG

Sydney, Australia

June 29, 2016